Exhibit 23.1




                                     Consent of Independent Auditors



The Board of Directors
Dynex Capital, Inc.


     We consent to incorporation by reference in the registration statements (Nos. 33-50705, 333-22859, 333-10783, 333-10587 and 333-35769) on Form S-3 of
Dynex Capital, Inc. of our report dated February 4, 1998, relating to the consolidated balance sheets of Dynex Capital, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the related financial statement schedule dated December 31, 1997, which report appears in the December 31, 1997 Form 10-K of Dynex Capital, Inc.


                                 KPMG PEAT MARWICK LLP




Richmond, Virginia
March 18, 1998